Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations Contact 651-236-5158

NEWS	For Immediate Release	January 12, 2010

H.B. Fuller Reports Fourth Quarter and Fiscal Year 2009 Results

Q4 Revenue Ahead of Prior Guidance, Adjusted Q4 EPS1 Doubled Year-Over-Year

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the fourth quarter and fiscal year that ended November 28, 2009.

Fourth Quarter 2009 Highlights Included:

•	Sequential improvement on the top-line continued, net revenue increased 8 percent over the third quarter;

•	Gross margin improved 630 basis points year-over-year to 31.2 percent and held steady on a sequential basis;

•	EBITDA margin[2] improved to 14.1 percent in the fourth quarter, within the Company’s long-term target range of 14 to 16 percent;

•	Strong cash flow performance continued — cash flow from operations, before pension contributions of $125 million, was $79.2 million, versus $8.5 million last year;

•	On an adjusted (comparable) basis, fourth quarter diluted EPS more than doubled versus prior year, from $0.24[1] to $0.50;

•	Debt maturity profile was extended and liquidity position enhanced with agreement to issue $150 million in senior unsecured notes.

Full-Year 2009 Highlights Included:

•	Gross margin expanded to 30.1 percent, a 390 basis point improvement versus full-year 2008;

•	Operating margin[3] increased 80 basis points to 8.7 percent on lower raw material costs and pricing discipline;

•	Adjusted diluted EPS[1] grew 4 percent year-over-year despite difficult economic environment;

•	Cash flow from operations, before pension contributions of $135 million, was $207 million, the strongest cash flow performance in the last decade.

Fourth Quarter 2009 Results:

Net income for the fourth quarter of 2009 was $24.6 million, or $0.50 per diluted share, versus a loss of $42.4 million, or $0.88 per diluted share, in last year’s fourth quarter. Net loss for the fourth quarter of 2008 included non-cash asset impairment charges of $54.0 million, or $1.12 per diluted share. After adjusting for the non-cash impairment charges, fourth quarter 2008 net income was $11.6 million, or $0.24 per diluted share.

Net revenue for the fourth quarter of 2009 was $341.6 million, down 2.5 percent versus the fourth quarter of 2008. Foreign currency translation and acquisitions positively impacted net revenue growth by 1.8 and 0.6 percentage points, respectively. Lower volume and lower average selling prices reduced net revenue growth by 4.5 and 0.4 percentage points, respectively. Gross margin was up more than 600 basis points versus the fourth quarter of 2008, primarily due to significantly lower raw material costs. Investments for growth continued in the fourth quarter. These investments, together with higher variable compensation expense, largely led to the increase in SG&A expense versus the prior year. Overall, EBITDA margin2 for the fourth quarter increased 400 basis points year-over-year to 14.1 percent.

On a sequential basis, net revenue increased 8 percent compared to the third quarter, supported by generally more favorable end-market conditions together with new business wins. Gross margin was relatively flat versus the third quarter. Although raw material costs increased and pricing declined slightly, reformulation efforts and higher volumes mitigated a large portion of the impact. SG&A expense increased approximately 5 percent versus the third quarter, driven primarily by additional investments in talent made in the fourth quarter. Overall, EBITDA margin2 improved 40 basis points versus the third quarter.

Balance Sheet and Cash Flow:

At the end of the fourth quarter of 2009 total cash was $100 million and total debt was $214 million, compared to third quarter levels of $180 million and $244 million, respectively. Consequently, net debt increased $50 million on a sequential basis. The increase in net debt was primarily attributable to pension contributions made during the fourth quarter. Cash flow from operations, before pension contributions, was $79 million in the fourth quarter compared to $8 million in the fourth quarter of 2008. This year’s fourth quarter cash flow from operations includes the impact from the $18.8 million settlement received from the lawsuit against the former owners of the Roanoke Companies Group.

During the fourth quarter of 2009, the Company made pension contributions into both its U.S. and German pension plans. In total, $125 million was contributed, $75 million into the U.S. plan and $50 million into the German plan. These contributions were funded through cash on hand and additional borrowing under the Company’s revolving credit facility. The contributions were designed to bring each plan up to a fully funded status at fiscal year-end. Including the $10 million pension contribution made into the U.S. plan in the third quarter, total contributions into these plans were $135 million for the year.

Subsequent to the end of the fiscal year, the Company agreed to issue $150 million in senior unsecured notes in the U.S. private placement market. The proceeds from the offering will be used to pay down the Company’s revolving credit facility, leaving this facility largely unutilized.

Fiscal Year 2009:

“We are very pleased with our performance in 2009 and the steady, incremental improvements we made throughout the year. Despite persistent weak end-market demand conditions, we remained focused and determined in executing our long-term growth strategy,” said Michele Volpi, H.B. Fuller president and chief executive officer. “In 2009, we executed on a number of fronts and made H.B. Fuller a stronger company. We invested in several key talent additions throughout the organization and we built up the customer facing sides of our business through numerous investments in sales, marketing, and technical service. In addition, we acquired new value-added technologies through the acquisition of Nordic Adhesives and we directly invested for geographic expansion in both Asia Pacific and the Middle East through the addition of new manufacturing capacity in China and Egypt. We are proud of our team’s ability to execute on multiple fronts and to advance our strategy, while remaining focused on delivering improved financial performance and outperforming the market in a challenging year.”

Net income for fiscal year 2009 was $83.7 million, or $1.70 per diluted share, versus $18.9 million, or $0.36 per diluted share, in 2008. This year’s net income included both a non-cash “true-up” for the estimated goodwill impairment charge taken at the end of fiscal year 2008 and a gain related to the settlement of a lawsuit against the former owners of the Roanoke Companies Group. The “true-up” charge reduced net income by $0.5 million, or $0.01 per diluted share, and the settlement increased net income by $11.8 million, or $0.24 per diluted share. Excluding these items, net income for the full year would have been $1.47 per diluted share versus the reported results of $1.70 per diluted share. In addition, last year’s net income included non-cash asset impairment charges of $54.3 million, or $1.06 per diluted share. Excluding these impairment charges, fiscal year 2008 net income was $73.2 million, or $1.41 per diluted share. Therefore, on an adjusted (comparable) basis, diluted EPS increased 4 percent in 2009 relative to the prior year.

Net revenue for fiscal year 2009 was $1.235 billion, down 11.3 percent versus fiscal year 2008. Higher average selling prices and acquisitions positively impacted net revenue growth by 3.3 and 0.6 percentage points, respectively. Lower volume and unfavorable foreign currency translation adversely impacted net revenue growth by 11.7 and 3.5 percentage points, respectively. Consequently, organic sales declined by 8.4 percent year-over-year in 2009.

Fiscal 2010 Outlook:

“As we begin 2010, much remains uncertain,” said Volpi. “However, we are confident that regardless of the end-user demand environment, we will continue to outperform the market with respect to revenue growth. In 2009, we successfully expanded customer relationships and landed sizable new business. We fully expect this trend to continue. With respect to gross margin, we will strive to maintain profitability around current levels, but we do expect to face low-to-mid single-digit raw material cost inflation in 2010. We will utilize our reformulation capabilities and pricing to mitigate the impact of this uncertain inflationary raw material environment. Regarding SG&A expense, we will accelerate our investments in the business to further support and drive consistent profitable growth. Resources to all the customer-centric functions of the business will be enhanced.”

The following highlights the Company’s expectations for several key metrics in its 2010 financial outlook:

•	Total pension expense globally (including post-retirement health obligations in the U.S.) is planned to be $5.5 million in 2010, about $4.5 million higher than in 2009;

•	Interest expense in 2010 will increase by about $4 million relative to 2009 due to an overall increase in rates and a higher proportion of fixed rate debt in 2010 relative to 2009;

•	Capital expenditures in 2010 are expected to be approximately $25 million;

•	The Company’s effective tax rate, excluding discrete items, is expected to be 34 percent in 2010, in-line with fiscal year 2009 on the same basis.

Conference Call:

The Company will host an investor conference call to discuss fourth quarter and fiscal year 2009 results on Wednesday, January 13, 2010 at 9:30 a.m. central time (10:30 a.m. eastern time). The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website.

Regulation G:

The information presented in this earnings release regarding adjusted earnings per share, operating income, operating margin, and earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2009 net revenue of $1.235 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company's ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company's relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company's SEC 10-Q filing of April 3, 2009, July 1, 2009, and October 1, 2009, and 10-K filing of January 28, 2009. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended November 28, 2009	13 Weeks Ended November 29, 2008

Net revenue	$341,573	$350,155
Cost of sales	(235,093)	(262,893)

Gross profit	106,480	87,262

Selling, general and administrative expenses	(71,695)	(63,349)
Goodwill and other impairment charges	—	(86,885)
Other expense, net	(159)	(93)
Interest expense	(1,468)	(3,991)

Income (loss) before income taxes, minority interests and income from equity investments	33,158	(67,056)

Income tax (expense) benefit	(10,553)	23,512

Minority interests in (income) loss of subsidiaries	(88)	5

Income from equity investments	2,050	1,133

Net income (loss)	$24,567	$(42,406)

Basic income (loss) per common share	$0.51	$(0.88)

Diluted income (loss) per common share	$0.50	$(0.88)

Weighted-average common shares outstanding:
Basic	48,364	48,227
Diluted	49,376	48,227

Dividends declared per common share	$0.0680	$0.0660

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Annual Report on Form 10-K)

	November 28, 2009	November 29, 2008
Cash & cash equivalents	$100,154	$80,370
Inventory	116,907	143,158
Trade accounts receivable, net	203,898	205,716
Trade accounts payable	109,164	132,937
Total assets	1,100,445	1,081,328
Total debt	214,028	240,134

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Common Size Income Statement

	13 Weeks Ended November 28, 2009	13 Weeks Ended November 29, 2008

Net revenue	100.0%	100.0%
Cost of sales	(68.8)%	(75.1)%

Gross profit	31.2%	24.9%

Selling, general and administrative expenses	(21.0)%	(18.1)%
Goodwill and other impairment charges	0.0%	(24.8)%
Other expense, net	(0.0)%	(0.0)%
Interest expense	(0.4)%	(1.1)%

Income (loss) before income taxes, minority interests and income from equity investments	9.7%	(19.2)%

Income tax (expense) benefit	(3.1)%	6.7%

Minority interests in (income) loss of subsidiaries	(0.0)%	0.0%

Income from equity investments	0.6%	0.3%

Net income (loss)	7.2%	(12.1)%

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	52 Weeks Ended November 28, 2009	52 Weeks Ended November 29, 2008

Net revenue	$1,234,659	$1,391,554
Cost of sales	(863,357)	(1,027,099)

Gross profit	371,302	364,455

Selling, general and administrative expenses	(264,141)	(254,898)
Goodwill and other impairment charges	(790)	(87,410)
Other income, net	15,983	2,794
Interest expense	(7,734)	(14,733)

Income before income taxes, minority interests and income from equity investments	114,620	10,208

Income tax (expense) benefit	(36,728)	5,693

Minority interests in (income) loss of subsidiaries	(32)	159

Income from equity investments	5,794	2,829

Net income	$83,654	$18,889

Basic income per common share	$1.73	$0.37

Diluted income per common share	$1.70	$0.36

Weighted-average common shares outstanding:
Basic	48,325	51,045
Diluted	49,117	51,836

Dividends declared per common share	$0.2700	$0.26250

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Common Size Income Statement

	52 Weeks Ended November 28, 2009	52 Weeks Ended November 29, 2008

Net revenue	100.0%	100.0%
Cost of sales	(69.9)%	(73.8)%

Gross profit	30.1%	26.2%

Selling, general and administrative expenses	(21.4)%	(18.3)%
Goodwill and other impairment charges	(0.1)%	(6.3)%
Other income, net	1.3%	0.2%
Interest expense	(0.6)%	(1.1)%

Income before income taxes, minority interests and income from equity investments	9.3%	0.7%

Income tax (expense) benefit	(3.0)%	0.4%

Minority interests in (income) loss of subsidiaries	(0.0)%	0.0%

Income from equity investments	0.5%	0.2%

Net income	6.8%	1.4%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	13 Weeks Ended November 28, 2009	13 Weeks Ended November 29, 2008
Net Revenue:
North America	$139,011	$150,384
EMEA	105,894	105,125
Latin America	61,240	62,224
Asia Pacific	35,428	32,422

Total H.B. Fuller	$341,573	$350,155

Operating Income[4]:
North America	$18,790	$13,750
EMEA	7,782	6,685
Latin America	5,414	2,181
Asia Pacific	2,799	1,297

Total H.B. Fuller	$34,785	$23,913

Depreciation Expense:
North America	$6,106	$4,299
EMEA	2,492	2,479
Latin America	1,075	1,185
Asia Pacific	588	537

Total H.B. Fuller	$10,261	$8,500

Amortization Expense:
North America	$2,230	$2,246
EMEA	672	575
Latin America	99	92
Asia Pacific	55	46

Total H.B. Fuller	$3,056	$2,959

EBITDA[2]:
North America	$27,126	$20,295
EMEA	10,946	9,739
Latin America	6,588	3,458
Asia Pacific	3,442	1,880

Total H.B. Fuller	$48,102	$35,372

Operating Margin[3]:
North America	13.5%	9.1%
EMEA	7.3%	6.4%
Latin America	8.8%	3.5%
Asia Pacific	7.9%	4.0%

Total H.B. Fuller	10.2%	6.8%

EBITDA Margin:
North America	19.5%	13.5%
EMEA	10.3%	9.3%
Latin America	10.8%	5.6%
Asia Pacific	9.7%	5.8%

Total H.B. Fuller	14.1%	10.1%

Net Revenue Growth:
North America	(7.6)%
EMEA	0.7%
Latin America	(1.6)%
Asia Pacific	9.3%

Total H.B. Fuller	(2.5)%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	52 Weeks Ended November 28, 2009	52 Weeks Ended November 29, 2008
Net Revenue:
North America	$532,831	$598,602
EMEA	364,336	433,100
Latin America	216,742	229,525
Asia Pacific	120,750	130,327

Total H.B. Fuller	$1,234,659	$1,391,554

Operating Income[4]:
North America	$70,138	$58,340
EMEA	23,177	35,730
Latin America	9,696	7,766
Asia Pacific	4,150	7,721

Total H.B. Fuller	$107,161	$109,557

Depreciation Expense:
North America	$18,305	$16,906
EMEA	9,713	10,339
Latin America	4,537	4,763
Asia Pacific	2,154	2,361

Total H.B. Fuller	$34,709	$34,369

Amortization Expense:
North America	$8,953	$9,066
EMEA	2,468	2,185
Latin America	398	368
Asia Pacific	219	184

Total H.B. Fuller	$12,038	$11,803

EBITDA[2]:
North America	$97,396	$84,312
EMEA	35,358	48,254
Latin America	14,631	12,897
Asia Pacific	6,523	10,266

Total H.B. Fuller	$153,908	$155,729

Operating Margin[3]:
North America	13.2%	9.7%
EMEA	6.4%	8.2%
Latin America	4.5%	3.4%
Asia Pacific	3.4%	5.9%

Total H.B. Fuller	8.7%	7.9%

EBITDA Margin:
North America	18.3%	14.1%
EMEA	9.7%	11.1%
Latin America	6.8%	5.6%
Asia Pacific	5.4%	7.9%

Total H.B. Fuller	12.5%	11.2%

Net Revenue Growth:
North America	(11.0)%
EMEA	(15.9)%
Latin America	(5.6)%
Asia Pacific	(7.3)%

Total H.B. Fuller	(11.3)%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(unaudited)

13 Weeks Ended November 28, 2009

	North America	EMEA	Latin America	Asia Pacific	Total HBF
Price	(0.0)%	(2.7)%	1.8%	0.7%	(0.4)%
Volume	(7.8)%	(2.8)%	(3.4)%	3.5%	(4.5)%

Organic Growth	(7.8)%	(5.5)%	(1.6)%	4.2%	(4.9)%
F/X	0.2%	4.2%	0.0%	5.1%	1.8%
Acquisition	0.0%	2.0%	0.0%	0.0%	0.6%

	(7.6)%	0.7%	(1.6)%	9.3%	(2.5)%

52 Weeks Ended November 28, 2009

	North America	EMEA	Latin America	Asia Pacific	Total HBF
Price	4.6%	0.4%	4.8%	4.3%	3.3%
Volume	(14.9)%	(10.3)%	(10.4)%	(4.2)%	(11.7)%

Organic Growth	(10.3)%	(9.9)%	(5.6)%	0.1%	(8.4)%
F/X	(0.7)%	(8.1)%	0.0%	(7.4)%	(3.5)%
Acquisition	0.0%	2.1%	0.0%	0.0%	0.6%

	(11.0)%	(15.9)%	(5.6)%	(7.3)%	(11.3)%

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended November 29, 2008	Adjustments	Adjusted 13 Weeks Ended November 29, 2008

Net revenue	$350,155	$—	$350,155
Cost of sales	(262,893)	—	(262,893)

Gross profit	87,262	—	87,262

Selling, general and administrative expenses	(63,349)	—	(63,349)
Goodwill and other impairment charges	(86,885)	(86,885)	—
Other income (expense), net	(93)	—	(93)
Interest expense	(3,991)	—	(3,991)

Income (loss) before income taxes, minority interests and income from equity investments	(67,056)	(86,885)	19,829

Income tax (expense) benefit	23,512	32,911	(9,399)

Minority interests in loss of subsidiaries	5	—	5

Income from equity investments	1,133	—	1,133

Net income (loss)	$(42,406)	$(53,974)	$11,568

Basic income (loss) per common share	$(0.88)	$(1.12)	$0.24

Diluted income (loss) per common share	$(0.88)	$(1.12)	$0.24 [1]

Weighted-average common shares outstanding:
Basic	48,227	48,227	48,227
Diluted	48,227	48,227	48,227

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	52 Weeks Ended November 29, 2008	Adjustments	Adjusted 52 Weeks Ended November 29, 2008

Net revenue	$1,391,554	$—	$1,391,554
Cost of sales	(1,027,099)	—	(1,027,099)

Gross profit	364,455	—	364,455

Selling, general and administrative expenses	(254,898)	—	(254,898)
Goodwill and other impairment charges	(87,410)	(87,410)	—
Other income, net	2,794	—	2,794
Interest expense	(14,733)	—	(14,733)

Income (loss) before income taxes, minority interests and income from equity investments	10,208	(87,410)	97,618

Income tax (expense) benefit	5,693	33,110	(27,417)

Minority interests in loss of subsidiaries	159	—	159

Income from equity investments	2,829	—	2,829

Net income (loss)	$18,889	$(54,300)	$73,189

Basic income (loss) per common share	$0.37	$(1.06)	$1.43

Diluted income (loss) per common share	$0.36	$(1.06)	$1.41 [1]

Weighted-average common shares outstanding:
Basic	51,045	51,045	51,045
Diluted	51,836	51,045	51,836

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	52 Weeks Ended November 28, 2009	Adjustments	Adjusted 52 Weeks Ended November 28, 2009

Net revenue	$1,234,659	$—	$1,234,659
Cost of sales	(863,357)	—	(863,357)

Gross profit	371,302	—	371,302

Selling, general and administrative expenses	(264,141)	—	(264,141)
Goodwill and other impairment charges	(790)	(790)	—
Other income (expense), net	15,983	18,750	(2,767)
Interest expense	(7,734)	—	(7,734)

Income before income taxes, minority interests and income from equity investments	114,620	17,960	96,660

Income taxes	(36,728)	(6,695)	(30,033)

Minority interests in income of subsidiaries	(32)	—	(32)

Income from equity investments	5,794	—	5,794

Net income	$83,654	$11,265	$72,389

Basic income per common share	$1.73	$0.23	$1.50

Diluted income per common share	$1.70	$0.23	$1.47 [1]

Weighted-average common shares outstanding:
Basic	48,325	48,325	48,325
Diluted	49,117	49,117	49,117

[1]

Adjusted diluted earnings per share (EPS) is a non-GAAP financial measure. Fourth quarter and full-year 2008 adjusted diluted EPS exclude after-tax impairment charges of $54.0 million ($1.12 per diluted share) and $54.3 million ($1.06 per diluted share), respectively. Fiscal year 2009 excludes an after-tax “true-up” for the estimated goodwill impairment charge taken at the end of 2008 of $0.5 million and an after-tax gain from the settlement received from the former owners of the Roanoke Companies Group of $11.8 million; in total these items netted to a benefit of $11.3 million ($0.23 per diluted share). Full reconciliations for each period are provided in the tables above.

[2]

EBITDA is a non-GAAP financial measure defined on a consolidated basis as gross profit, less SG&A expense, plus depreciation expense, plus amortization expense. On a segment basis it is defined as operating income, plus depreciation expense, plus amortization expense. EBITDA margin is defined as EBITDA divided by net revenue.

[3]	Operating Margin is a non-GAAP financial measure defined as gross profit, less SG&A expense, divided by net revenue.
[4]	Management evaluates the performance of each of the Company’s operating segments based on operating income, which is defined as gross profit less SG&A expense for the segments.